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STATE OF MINNESOTA
POLLUTION CONTROL AGENCY
AND
DEPARTMENT OF NATURAL RESOURCES

IN THE MATTER OF THE AMERICAN CRYSTAL SUGAR COMPANY EAST GRAND FORKS, MINNESOTA	STIPULATION AGREEMENT

I. Recitals

A.  PARTIES.

    The parties to this Stipulation Agreement (hereinafter "Agreement") are:

  1.
  The Minnesota Pollution Control Agency (hereinafter "MPCA");

  2.
  The Minnesota Department of Natural Resources (hereinafter "MDNR") and

  3.
  The American Crystal Sugar Company (hereinafter "ACSC").

B.  MPCA AUTHORITY.

    The MPCA is a statutory agency of the state of Minnesota charged with overall powers and duties to administer and enforce all laws, statutes, standards, rules, permits, and stipulation agreements relating to the prevention, control or abatement of water, air, noise, and land pollution and to the management, collection, treatment, transportation, storage and disposal of solid and hazardous waste in the state. This authority is specifically described in Minn. Stat. chs. 115, 115A, 115B, 115C, and 116 (1998). Unless otherwise specified in this Agreement, where this Agreement requires or allows the MPCA to take action, the Commissioner of the MPCA or her designee shall act on the MPCA's behalf. Where this Agreement refers to "Commissioner" it means the Commissioner of the MPCA, unless the Commissioner of the MDNR is specified.

C.  MDNR AUTHORITY.

    The MDNR is a statutory agency of the state of Minnesota charged with overall powers and duties to manage, protect and conserve all public lands, parks, timber, waters, minerals, wild animals, wild plants and other natural resources of the state, and to administer and enforce all laws, statutes, standards, rules, contracts, agreements and permits relating thereto. This authority is specifically described in Minn. Stat. chs. 83A through 103G (1998). Unless otherwise specified in this Agreement, where this Agreement requires or allows the MDNR to take action, the Commissioner of the MDNR or his designee shall act on the MDNR's behalf.

D.  RULES.

    The MPCA and MDNR, after legal notice and hearing, have adopted, filed in the Office of the Secretary of State, and published in the State Register, rules that have the force and effect of law and general application throughout the state of Minnesota.

E.  STATEMENT OF FACTS.

    The following constitutes a summary of the facts upon which this agreement is based. In executing this Agreement, ACSC is settling a disputed matter with the MPCA and does not admit either the violations alleged or the appropriateness of the penalty assessed by the MPCA. ACSC is committed to environmental protection, to compliance with all environmental laws, and to cooperation with the environmental regulatory agencies. None of the facts alleged in this Agreement shall be construed to constitute an admission by ACSC with respect to any claim made by a person or entity who is not a party to this Agreement.

    1.  ACSC owns and operates a sugar beet processing facility at Highway 2 East, Polk County, East Grand Forks, Minnesota (hereinafter "Facility") which converts sugar beets to sugar and sugar products. The Facility consists of sugar beet collection and stockpiling areas, sugar beet processing and refining operations, an industrial wastewater treatment system, a storm water collection and treatment system, and a permitted industrial solid waste site (SW 434). The ACSC Facility is a hazardous waste generator (MND006174809). It collects hazardous waste on site at various locations and wastes are shipped off site for treatment and/or disposal.

    2.  ACSC generates wastewater and collects storm water that contains pollutants as a result of contact with various sources at its Facility. ACSC is required to manage, provide treatment for and discharge these waste streams in accordance with the terms of Minnesota statutes and rules pertaining to water pollution and, the terms and conditions of National Pollutant Discharge Elimination System/State Disposal System (NPDES/SDS) Permit Number MN0001937 (hereinafter "Permit") effective June 15, 1994 to the present.

    3.  In the spring of 1997, the Red River Valley including the East Grand Forks area, experienced extensive flooding. This flooding, plus above average precipitation during the winter and spring of 1997-98 caused the Facility to have unexpectedly large amounts of waste water in the spring of 1998.

    4.  In early March of 1998, ACSC requested permission to make a direct discharge of excess storm water. The MPCA denied this request. After consideration of other requests, the MPCA allowed the Facility to create a temporary holding pond between two existing lime ponds.

    5.  Due to rainfall in early June 1998, the temporary holding pond reached capacity. At some time before June 24, 1998, the berm of the temporary holding pond broke and waste water escaped from the Facility.

    6.  On June 24, 1998, the MPCA received a citizen report of dead fish and other aquatic species on Grand Marais Creek in Section 32 of Sullivan Township. The MPCA contacted the MDNR office in Bemidji, Minnesota to request an investigation of the reported kill.

    7.  On June 24, 1998, Conservation Officer Greg Spaulding arrived at the reported site, interviewed the resident and observed dead northern pike, sunfish, carp, suckers, crayfish and other aquatic organisms on the banks of the Grand Marais Creek. Officer Spaulding also observed an odor and a sheen on the creek. He then followed the creek upstream until he discovered black liquid flowing in from an east/ west drainage ditch and discharging into Grand Marais Creek in Section 32. Downstream of the point of discharge, Officer Spaulding observed the same black water, dead aquatic organisms and a similar odor. Observations on the Grand Marais Creek upstream of the discharge from the east/west drainage ditch, included clear water and no dead aquatic organisms. Officer Spaulding then traced the black effluent west, under U.S. Highway 2, south and the west again through ditches that led to the facility grounds of American Crystal Sugar Company. He observed the source of the black effluent to be coming from an area near the spent lime ponds at the ACSC Facility.

    8.  On June 24, 1998, Officer Spaulding retained two samples of the effluent, as directed by the MPCA, in the drainage ditch system prior to the Grand Marais Creek. An independent laboratory analyzed those samples and the results are as follows: Carbonaceous Biochemical Oxygen Demand concentrations of 6,957 and 4,800 mg/l, Chemical Oxygen Demand concentrations of 12,247 and 5,911 mg/l, Specific Conductance values of 6,693 and 5,975 umhos/cm, Ammonia concentrations of 22.7 and 37.3 mg/l, Total Phosphorous concentrations of 16.2 and 8.77 mg/l, Total Suspended Solids concentrations of 300 and 58 mg/l and Total Solids concentrations of 12,410 and 8,616 mg/l.

    9.  At approximately 4:30 P.M. on June 24, 1998, MPCA contacted the Facility by phone and Officer Spaulding met with ACSC company officials, interviewed them, and investigated the area of concern inside of the Facility grounds. Officer Spaulding noted that a pump had recently been pumping water into a containment area between two spent lime ponds and the engine of the pump was hot to the touch. He also observed a breech in the north end of the containment area and effluent discharging from the containment area in the direction of the ditch system from which he earlier took samples of the black effluent. At approximately 6:30 p.m. the investigation was turned over to MPCA personnel.

    10.  MPCA personnel met with ACSC personnel to investigate the site on June 24, 1998. MPCA staff observed the containment area for storm water, the area of the breech, the pump used to pump storm water from a ditch to the containment area, and an agricultural field owned by ACSC directly to the south of the spent lime ponds.

    11. MPCA staff instructed ACSC officials to strategically plug any ditches prior to Grand Marais Creek to stop the flow and begin recovering all storm water from the ditch system between the containment area and the creek. At this time, MPCA staff instructed ACSC officials to report the release to the Minnesota Duty Officer since ACSC officials had not reported the spill.

    12. ACSC began work to plug the discharge from the Facility property to the drainage ditch and began pumping pooled water from the highway ditch back into the field ditch for recovery. Recovery work continued for several days.

    13. MPCA staff then began sampling for dissolved oxygen. Concentrations of dissolved oxygen in the released storm water were 0.78 mg/l, a concentration of 0.50 mg/l was discovered on the Grand Marais Creek downstream of the confluence with the released water, and 7.8 mg/l upstream of the confluence of the released storm water. Storm water from the City of East Grand Forks was also tested for dissolved oxygen which resulted in a reading of 7.68 mg/l.

    14. In accordance with Minn. Stat. §§ 97A.025, 97A.341, and 115.071, subd. 3(b), the MDNR Area Fisheries Manager determined that an estimated 351,640 fish were killed which included northern pike, crappie, brook stickleback, fathead minnow, black bullhead, white sucker and carp during this discharge incident. Based on restitution as determined by Minn. Stat. § 97A.345 and Minn. R. ch. 6133, the restitution values for these fish were determined to be $11,610.36. Numerous dead invertebrates and plants were also observed by MDNR investigators on June 24, 25 and 26, indicating that this was an extensive kill of in stream aquatic biota. The cost of the investigation to the MDNR was determined to be an additional $5,636.84 for a total of $17,247.20

    15. On September 24, 1998, the MPCA issued a Notice of Violation to ACSC to allege violations associated with the aquatic organism kill on June 24.

    16. On October 7, 1998, MPCA staff were notified of strong odors that had been occurring all summer in an agricultural field in Section 15 of Grand Forks Township, directly north of the City of East Grand Forks wastewater treatment ponds. The property consists of 120 acres of land. The site was used as a composting facility by R. J. Zavoral and Sons, a contractor hired by ACSC to do general maintenance work including, but not limited to, excavation work, dirt hauling, cleaning ponds and disposal of pulp and beet tailings. On October 8, 1998, MPCA staff investigated the site and found an area being used for application of waste sugar beet tailings and beet pulp. At the time of the inspection, the beet pulp was spread from one to two feet thick and beet tailings were piled up to five feet thick around a low area on the west side of the field. The area of the waste beet pulp and beet tailings had a very strong odor characteristic of waste sugar beet material. Run-off from the field was moving west into a ravine and was collecting in an oxbow area adjacent to the Red River of the North. The water run off from the field was very black and odiferous. The oxbow area eventually led to the Red River of the North.

    17. On October 18, 1998, MPCA staff obtained a sample from the direct run-off from the field. Results are as follows: the Carbonaceous Biochemical Oxygen Demand concentration was 19,218 mg/l, a

Total Suspended Solids concentration of 2,140 mg/l, a Specific Conductance value of 13,087 umhos/cm, a Total Phosphorous concentration of 26.7 mg/l, Ammonia-Nitrogen concentration of 182 mg/l and Total Kjeldahl Nitrogen concentration of 210 mg/l. At 11:30 a.m., MPCA staff took a sample of the pooled water in the oxbow and the results were as follows: a Carbonaceous Biochemical Oxygen Demand concentration of 1,758 mg/l, a Total Suspended Solids concentration of 180 mg/l, Specific Conductivity value of 3,128 umhos/cm, a Total Phosphorous concentration of 5.31 mg/l, Ammonia-Nitrogen concentration of 18.6 mg/l, and a Total Kjeldahl Nitrogen concentration of 36 mg/l.

    18. On October 9, 1998, ACSC officials were contacted regarding the field in Section 15. A discussion of management practices of the waste beet pulp and tailings took place and MPCA staff instructed ACSC officials to block the run-off from the field from entering the oxbow, pump all recoverable high strength water from the oxbow and bring the water to the facility for treatment. MPCA staff also instructed ACSC officials to spread the waste beet tailings and pulp in the field at agronomic rates.

    19. On October 19, 1998, a representative from Wenck and Associates, a consulting firm retained by Zavoral, called and explained the progress of the site in Section 15 and explained that 346,000 gallons of water were pumped from the oxbow into ACSC's wastewater treatment system between October 9, and October 15, 1998. A report from Wenck and Associates dated October 20, 1998, verified this information. ACSC submitted another report on November 9, 1998, that indicated that approximately 225 tons per acre of waste beet tailings were applied to the field in Section 15. At the time of the inspection, MPCA staff calculated an application rate as high as 1,600 tons/acre in some areas of the agricultural field in Section 15.

    20. On December 9, 1998, MPCA staff responded to a citizen complaint alleging that waste beet tailings and beet pulp were transported to a landfill area near the Red River of the North. After investigating the City of East Grand Forks Demolition Landfill, MPCA learned that waste beet tailings were hauled to an area referred to as "the pit" located in the NW1/4 of Section 27 in Grand Forks Township. The area referred to as "the pit" is located south of the East Grand Forks Demo Landfill, due west of the Grand Forks Cable T.V. communications tower and directly adjacent to the Red River of the North. MPCA staff discovered that as many as 11,000 tons of waste beet tailings were hauled in to this area since 1994, and most recently at least 50 tons were pushed towards the river. A characteristic sugar beet odor was present. An area of frozen water was present between the Red River of the North and the tailings. Subsequent phone calls with ACSC personnel revealed that ASCS contracted with R.J. Zavoral and Sons, Inc. of East Grand Forks, to among other things, haul the waste beet tailings to this area since 1994 and during the 1997/1998 sugar beet campaign. The section of land is currently "in care of" by RJ Zavoral and Sons, Inc. according to Polk County records. R.J. Zavoral and Sons, Inc. has a Polk County Conditional Use permit for a clay mining operation and a yard for recycling non-reinforced concrete and soil cement at the site.

    21. On June 21, 1999, MPCA staff inspected the Facility in response to an odor complaint. During the complaint investigation, MPCA staff observed that ACSC was hydraulically dredging a mud pond. The operation consisted of a hydraulic dredge pumping wastewater containing mud solids to an area located between Ponds 12 and 13. ACSC used this area to temporarily hold high strength storm water that discharged to the Grand Marais Creek during June 1998. During the inspection MPCA staff observed that ACSC had created two large berms on the north and south end of the area between Ponds 12 and 13. ASCS had filled the area with approximately 53,000 cubic yards of mud solids and 800,000 to 1,000,000 gallons of high strength wastewater from Mud Pond #2a, close to the capacity created in that area. MPCA staff instructed ACSC officials to discontinue this operation immediately because the area is not constructed in accordance with approved plans and specifications and is not permitted as a waste storage facility.

    22. Also during the investigation on June 21, 1999, MPCA staff observed construction activities related to a new wastewater treatment clarifier. ACSC officials stated that construction of the project began as early as March 3, 1999, and the clarifier tank construction was approximately 75 percent complete during the investigation. MPCA staff received the plans and specifications for this project on June 1, 1999, and had not approved the plans and specifications at the time of the investigation.

    23. On July 1, 1999, MPCA staff issued a letter informing ACSC of the alleged violations related to the activities discovered on June 21, 1999.

F.  ALLEGED VIOLATIONS.

    The MPCA and MDNR allege that ACSC violated the following fish and wildlife protection statutes and water quality and solid waste statutes, rules, and permit requirements:

    1.  Minn. Stat. § 115.061 [DUTY TO NOTIFY AND AVOID WATER POLLUTION]

States in part "It is the duty of every person to notify the agency immediately of the discharge, accidental or otherwise, of any substance or material under its control which, if not recovered, may cause pollution of waters of the state, and the responsible person shall recover as rapidly and as throughly as possible such substances or material and take immediately such other action as may be reasonably possible to minimize or abate pollution of waters of the state caused thereby."

    ACSC failed to immediately notify the MPCA of a discharge of high strength storm water from a temporary containment area between Ponds 12 and 13 at its East Grand Forks facility. The discharge of high strength storm water began at least as early as Monday afternoon June 22, 1998. ACSC did not report the discharge from the temporary containment area until Wednesday June 24, 1998, after 7:00 p.m. when instructed by MPCA staff. Furthermore, ACSC failed to take immediate action to minimize pollution of waters of the state and failed to recover the high strength storm water as rapidly as possible. ACSC staff either observed and did not act upon or failed to observe that the high strength storm water was overflowing from the temporary containment area for at least 48 hours prior to ACSC recovering the remainder of the storm water after it was discharged from outside the temporary containment area.

    2.  Minn. R. 7050.0210, Subp. 2 [GENERAL STANDARDS FOR DISCHARGES TO WATERS OF THE STATE; Nuisance conditions prohibited]

States, "No sewage, industrial waste, or other wastes shall be discharged from either point or nonpoint sources into any waters of the state so as to cause any nuisance conditions, such as the presence of significant amounts of floating solids, scum, visible oil film, excessive suspended solids, material discoloration, obnoxious odors, gas ebullition, deleterious sludge deposits, undesirable slimes or fungus growths, aquatic habitat degradation, excessive growths of aquatic plants, or other offensive or harmful effects."

    ACSC discharged between 1.8 and 2.4 million gallons of high strength storm water to waters of the state when the storm water breached the temporary holding area. The high strength storm water ultimately entered a borrow pit, the drainage ditch and then Grand Marais Creek, all of which are waters of the state. The discharge caused nuisance conditions in the township ditch and in Grand Marais Creek, including obnoxious odors, a visible film, material discoloration and aquatic habitat degradation. In addition, the discharge caused other harmful effects including the suppression of dissolved oxygen levels to a point that caused fish and other aquatic organisms in and around Grand Marais Creek to die.

    3.  Minn. R. 7060.0600, Subp. 2 [STANDARDS: Prohibitions against discharge into the unsaturated zone]

States, "No sewage, industrial waste, or other pollutants shall be allowed to be discharged to the unsaturated zone or deposited in such place, manner, or quantity that the effluent or residue therefrom, upon reaching the water table, may actually or potentially preclude or limit the use of the underground waters as a potable water supply, nor shall any such discharge or deposit be allowed which may pollute the underground waters. All such possible sources of pollutants shall be monitored at the discharger's expense as directed by the agency."

    On June 21, 1999, ACSC disposed of approximately 800,000 to 1,000,000 gallons of wastewater containing approximately 53,000 cubic yards of mud solids into such place, manner and quantity that the effluent or residue may reach the water table. The disposal of the waste may have polluted underground waters and was not approved by the MPCA.

    4.  Minn. Rules 7001.1030, Subp. 1 [PERMIT REQUIREMENT AND EXEMPTIONS; Permit Required]

States "except as provided in subpart 2, no person may discharge a pollutant from a point source into the waters of the state without obtaining a National Pollutant Discharge Elimination System permit from the agency."

    ACSC failed to obtain an NPDES permit for the discharge of high strength storm water that caused a fish kill on Grand Marais Creek in Polk County, Minnesota.

    ACSC does have an NPDES/SDS permit (MN0001937) that authorizes the discharge of treated wastewaters to the Red River of the North pursuant to specific requirements. MPCA staff alleges that the discharge of high strength wastewater, which caused a fish kill in the Grand Marais Creek, was not authorized by the existing NPDES/SDS permit.

    5.  NPDES/SDS Permit MN 0001937 Part II, A. 4. [MANAGEMENT REQUIREMENTS; Adverse Impact]

States in part "the Permittee shall take all reasonable steps to minimize any adverse impact to waters of the state resulting from effluent limitation violations from an unauthorized discharge."

    ACSC did not take all reasonable steps to minimize the impact of waters of the state from the discharge of high strength storm water, by failing to stop the overflow from the temporary containment area when it was first observed. Also, ACSC failed to stop pumping high strength storm water into the same holding area after the overflow first occurred.

    6.  NPDES/SDS Permit MN 001937 Part II, A. 6. d. [Facilities Operation and Quality Control]

States in part "all waste collection, control, treatment, and disposal facilities shall be operated in a manner consistent with the following:

    The Permittee shall at all times maintain in good working order and operate as efficiently as possible all facilities or systems of control installed or used to achieve compliance with the terms and conditions of this permit. Proper operation and maintenance includes effective performance, adequate funding, adequate operator staffing and training, and adequate laboratory and process controls, including appropriate quality assurance procedures.

    ACSC failed to maintain in good working order and operate as efficiently as possible the temporary containment area for high strength storm water by allowing a release form the temporary containment area. ACSC continued to pump high strength storm water into the temporary containment area after an overflow, which ACSC employees observed, occurred from the area. Also, ACSC failed to adequately train its employees to maintain, operate, and inspect the temporary high strength storm water containment area.

    7.  NPDES/SDS Permit MN 00-01937 Part II, A. 8. [System Reliability]

States in part "the Permittee is responsible for maintaining adequate safeguards to prevent the discharge of untreated or inadequately treated wastes at all times. The Permittee is responsible for insuring system reliability by means of alternate power sources, back-up systems, storage of inadequately treated effluent, or other appropriate methods of maintaining system reliability."

    By failing to adequately maintain and inspect the temporary high strength storm water containment area, ACSC did not ensure system reliability.

    8.  Minn. R. 7001.3050, Subp. 1 [PERMIT REQUIREMENTS]

States "Permit required. Except as provided in subpart 2, a solid waste management facility permit or permit modification is required to:

      A.  treat, store, process, or dispose of solid waste;

      B.  establish, construct, or operate a solid waste management facility; or

      C.  change, add, or expand a permitted solid waste management facility.

    During June 1999, as identified by an MPCA staff inspection on June 21, 1999, ACSC changed, added and expanded the permitted portion of the solid waste management facility by disposing of an unacceptable waste material in an area between two solid waste areas. The waste consisted of approximately 800,000 to 1,000,000 gallons of wastewater containing approximately 53,000 cubic yards of mud solids and was disposed of in the area between Ponds 12 and 13.

    9.  Minn. R. 7035.0800 Subp. 1 [Collection and Transportation of Solid Waste]

States in part "The owner and occupant of any premises, business establishment, or industry and/or the refuse collection service are responsible for the satisfactory collection and transportation of all solid waste accumulated at the premise, business establishment, or industry to a solid waste disposal facility for which a permit has been issued by the agency, unless otherwise provided in these parts."

    ACSC failed to ensure that waste beet tailings and pulp generated at the Facility were adequately collected and transported to an Agency permitted facility.

    10.  Minn. Stat. 115.07, Subd. 1 [Obtain Permit]

States in part that "it is unlawful for any person to construct, install or operate a disposal system, or any part thereof, until plans therefor shall have been submitted to the agency unless the agency shall have waived the submission thereof to it and a written permit therefor shall have been granted by the agency."

    ACSC failed to submit plans and specifications prior to the construction of a wastewater clarifier at the Facility. MPCA staff observed that construction of the clarifier was approximately 75% complete during an inspection on June 21, 1999. The construction began on March 3, 1999, however ACSC did not submit plans and June 1, 1999. The MPCA did not approve plans and specification prior to construction.

    Also, in June 1999, ACSC failed to submit plans and specifications of the disposal of wastewater containing mud solids in an area outside the permitted wastewater treatment facility.

    11.  NPDES Permit MN0001937, Part II, A, 9. [Construction]

States "This permit only authorizes the construction of treatment works to attain compliance with the limitations and conditions of this permit, after plans and specifications for treatment facilities have been submitted to and approved in writing by the Commissioner prior to the start of any construction."

    ACSC failed to submit plans and specifications prior to the construction of a wastewater clarifier at the Facility. The construction began around March 3, 1999 while ACSC did not submit the plans and specification until June 1, 1999.

    12.  NPDES Permit MN0001937 Part II. A. 5, b, and c [Changes in Discharge]

States in part;

    b.  Facility modification, additions, and/or expansions that increase plant capacity shall be reported to the Commissioner (Attn: Industrial Section, Water Quality Division) and this permit may then be modified or reissued to reflect such changes.

    c.  Any anticipated change in the facility discharge, including any facility expansions, production increase, process modifications, new or modified industrial discharges, or changes in the quality of existing industrial discharges to the treatment system that may result in a new or increased discharge of pollutants shall be reported to the Commissioner (Attn: Industrial Section, Water Quality Division). Modification to the permit may then be made to reflect any necessary change in permit conditions, including any necessary effluent limitations for any pollutant not identified and limited herein.

    ACSC failed to notify the agency of the transport of wastewater containing mud solids from Mud Pond #2a into an area that is not permitted for wastewater storage/treatment or solid waste storage/disposal.

    13.  MPCA Solid Waste Permit SW-434, Part I. D. [Waste Characteristics]

States in part "This permit does not authorize the placement of any other waste at the Facility unless permission is requested from and approval is given by the Commissioner. This permit does not authorize the placement of hazardous wastes."

    ACSC failed to notify the agency of the transport of wastewater containing mud solids from Mud Pond #2a into an area that is not permitted for wastewater storage/treatment or solid waste storage/disposal.

    14.  Minn. Stat. § 97A.025 [OWNERSHIP OF WILD ANIMALS]

States "The ownership of wild animals of the state is in the state, in its sovereign capacity for the benefit of all the people of the state. A person may not acquire a property right in wild animals or destroy them, unless authorized under the game and fish laws, sections 84.09 to 84.15, or sections 17.47 to 17.498."

    Minn. Stat. § 97A.341, subd. 1 [LIABILITY FOR RESTITUTION] states, in part, "A person who kills, injures, or possesses a wild animal in violation of the game and fish laws is liable to the state for the value of the wild animal as provided in this section."

    Minn. Stat. § 97C.065 [POLLUTANTS IN WATER] states, in part, "A person may not dispose of any substance in state waters, or allow any substance to enter state waters, in quantities that injure or are detrimental to the propagation of wild animals or taint the flesh of wild animals."

    Minn. Stat § 115.071, subd. 3(b) [CIVIL PENALTIES] states, in part, "The defendant may be required to forfeit and pay to the state an additional sum to constitute just compensation for any loss or destruction of wildlife, fish or other aquatic life and for other actual damages to the state caused by an unauthorized discharge of pollutants."

    The discharge of storm waters containing pollutants into the environment destroyed fish and aquatic animals. Wild animals, including fish, belong to the state of Minnesota and persons who destroy wild animals without lawful authority are liable to the state for its value, Minn. R. ch. 6133 [DNR RESTITUTION VALUE FOR FISH AND WILDLIFE], as prescribed in Minn. Stat. § 97A.345 [RESTITUTION VALUE OF WILD ANIMALS], provides the restitution values to the state of the various wild animals (fish species) destroyed by ACSC's unlawful discharge of pollutants. ACSC is responsible to provide restitution to the state in the amount determined in accordance with these rules.

II. AGREEMENT

    NOW, THEREFORE, the MPCA, MDNR, and ACSC hereby agree and stipulate as follows:

A.  PURPOSE OF AGREEMENT.

    The purpose of this Agreement is to resolve the violations alleged in paragraph I.F. of this Agreement. If there is any conflict between the terms of this Agreement and any permit issued to the ACSC, ACSC shall comply with the most restrictive term. In entering this Agreement, ACSC is settling a disputed matter between itself and the MPCA and MDNR and, except as expressly stated in II.C.2., does not admit that violations alleged in this Agreement occurred.

B.  ACSC REQUIREMENTS.

    1.  Civil Penalty  ACSC agrees to pay Twenty-Seven Thousand and Two Hundred Eighty Dollars $27,280 to the MPCA as a civil penalty for the violations alleged in Part F within 30 days after the effective date of this Agreement. Payment of the penalty amount of $27,280 is to be by check or money order payable to the Minnesota Pollution Control Agency. The check should be mailed to: Loren Voigt, Enforcement Supervisor, North District, Minnesota Pollution Control Agency, 520 Lafayette Road, St. Paul, Minnesota 55155-4194.

    If ACSC fails to make timely payment, the MPCA may assess and the ACSC agrees to pay a late payment charge, in addition to the civil penalty, to be assessed as follows. Forty-five (45) days after the effective date of this Agreement, ACSC shall be obligated to pay a late charge in an amount equal to ten percent (10%) of the unpaid civil penalty. Sixty (60) days after the effective date of this Agreement, ACSC shall be obligated to pay an additional late charge in an amount equal to twenty percent (20%) of the unpaid civil penalty.

  Supplemental Environmental Project.

    a.  ACSC has proposed and the MPCA accepts the proposal to perform a Supplemental Environmental Project (SEP) at a cost to ACSC of One Hundred Thousand Dollars ($100,000). The SEP shall include the following:

    ACSC agrees to pay $100,000 to the West Polk County Soil and Water Conservation District (SWCD). This penalty amount shall be used as part of the Sand Hill River Restoration Project to improve water quality, fish migration and stream bank stabilization in a 10-mile stretch of the Sand Hill River in Polk County.

    ACSC understands that the actual cost to ACSC of the Project will be One Hundred Thousand Dollars ($100,000). ACSC agrees to expend the amount of money as described, and agrees that ACSC shall receive no payment or other compensation for the work performed in completion of the Project. ACSC shall maintain copies of all invoices, contracts, manifests, receipts, and any and all other documentation of the actual costs ACSC incurs in completing the Project.

    b.  If the Project is abandoned prior to completion, ACSC shall pay to the MPCA the balance of the unused portion of the SEP as a penalty.

    2.  Reimbursement  ACSC agrees that within thirty (30) days after the effective date of this Agreement, ACSC shall pay for the reimbursement of the MDNR's costs related to this Agreement and including the restitution values for the fish killed in June of 1998. The payment of this sum shall be made payable to the "State of Minnesota" in the amount of $17,247.20 and tendered to the MDNR Commissioner, 500 Lafayette Road, St. Paul, MN 55155-4037.

    3.  Stipulated Civil Penalties for Violations of this Agreement.  In the event that ACSC violates any specified provision or provisions of this Agreement, ACSC shall pay a stipulated civil penalty for each violation specified below in the following amounts.

    A.  $500.00 for each week or portion thereof that ACSC fails to complete an activity in accordance with the conditions, time schedules and deadlines contained in Paragraphs II.B.4., items a, b, c and d. Determinations of failure to complete required activities shall be made separately for each required act listed in Paragraphs II.B.4., items a, b, c and d.

    $5000.00 for each week or portion thereof that ACSC fails to complete an activity in accordance with the conditions, time schedules and deadlines contained in the MPCA staff approved Mud Solids Removal Plan and Mud Solids Management Plan contained in Paragraphs II.B.4, items e. and f. Determinations of failure to complete required activities shall be made separately for each required act listed in Paragraphs II.B.4., items e. and f.

    B.  If the MPCA Commissioner determines that ACSC has failed to comply with the requirements of Paragraph II.B.4, the MPCA Commissioner shall give written notice to ACSC of the failure and specify the provision of this Agreement with which ACSC has not complied. ACSC shall pay the required stipulated civil penalty within thirty (30) days after receipt of notification from the MPCA Commissioner that payment is due. Payment shall be by check made payable to the "State of Minnesota" and tendered to the District Manager, North District, MPCA, 520 Lafayette Road, St. Paul, Minnesota, 55155-4194. ACSC retains the right to dispute the factual basis for the MPCA Commissioner's determination that ACSC has failed to comply with the requirements of this Agreement. However, ACSC waives any rights it may have to challenge, on legal grounds, the requirements that it pay a civil penalty pursuant to Part II.B. of this agreement.

    C.  The payment of stipulated civil penalties pursuant to this paragraph shall not relieve ACSC of its obligation to comply with the terms and conditions of this Agreement and any related NPDES permit, and the MPCA does not waive its rights to enforce this Agreement or to seek redress for other violations of this Agreement.

    4.  Requirements.

    a.  Waste and By-Products Management Plan  Within thirty (30) days upon receiving comments from MPCA on the draft plan dated February 1999, ACSC shall develop and submit for approval a final Waste and By-Products Management Plan that outlines proper management of industrial solid wastes such as spoiled beets, beet tailings, beet pulp and related beet soils generated at the Facility. This plan has been submitted and this requirement completed.

    Within 30 days after execution of this Agreement, ACSC shall submit the applicable information for application of MPCA permits for regulated waste materials identified in the Waste and By-Products Management Plan.

    Immediately after execution of this Agreement, ACSC shall follow all land application guidelines as outlined in Attachment A of this Agreement until permits are issued for the land application management activities.

    b.  Emergency Response and Contingency Plan  Within sixty (60) days after execution of this Agreement, ACSC shall develop a comprehensive Emergency Response and Contingency Plan (ERCP) to train its employees and outline actions that will be taken during a crisis event that occurs at the Facility. The ERCP shall include, but is not limited to, a training program and schedule to ensure that employees are familiar with and can respond to emergency situations at the facility as it pertains to their job responsibility, training to ensure that employees are adequately operating and maintaining waste management systems at the Facility, a list of emergency equipment available at the facility, specific response actions to potential emergencies, a list of emergency contacts and a schedule for updating the ERCP to ensure it is maintained and kept up to date.

    c.  Wastewater and Storm Water Study  Within ninety (90) days after execution of this Agreement, ACSC shall conduct and submit an evaluation study of the company's wastewater and storm water transport, storage and treatment capabilities for the facility.

    d.  Supplemental Environmental Project  Within one hundred eighty (180) days after execution of this Agreement, ACSC shall submit a report detailing the utilization of the $100,000 by the West Polk County SWCD. The report shall detail how the money was spent and when, along with the environmental improvements gained by the use of the penalty dollars.

    e.  Mud Solid Removal Plan  Within thirty (30) days after execution of this Agreement, ACSC shall submit a plan for MPCA staff approval that addresses the removal and management of mud solids placed between Pond 12 and Pond 13. This plan shall include a method of removal, locations for proper placement of the mud solids and a schedule for implementation. ACSC shall commence implementation of the Mud Solids Removal Plan within 10 days upon receiving MPCA staff approval for those activities. Upon MPCA staff approval of the Mud Solids Removal Plan, the schedule for implementation shall become an integral and enforceable part of this Agreement and Stipulated Civil Penalties required by Part II.B.3. shall apply to violations of the approved schedule.

    f.   Mud Solid Management Plan  Within ninety (90) days after execution of this Agreement, ACSC shall submit to MPCA staff for approval, a plan that addresses how the Company will manage mud solids generated at the East Grand Forks Facility. The plan may include such long-term options as mud presses, centrifuges or other methods of reducing, treating and managing mud solids at this facility. The plan shall include a schedule for implementation that will be completed prior to the 2000-01 sugar beet campaign. Upon MPCA staff approval of the Mud Solids Management Plan, the schedule for implementation shall become an integral and enforceable part of this Agreement and Stipulated Civil Penalties required by Part II.B.3. shall apply to violations of the approved schedule.

C.  GENERAL CONDITIONS.

     1. Covenant Not to Sue.  With respect to ACSC, the MPCA and MDNR agrees not to exercise any administrative, legal or equitable remedies available to the MPCA and MDNR to address the violations alleged and described in Part F as long as ACSC performs according to and has complied with the terms, covenants and agreements contained in this Agreement. The MPCA and MDNR reserves the right to enforce this Agreement or take any action authorized by law, if ACSC fails to comply with the terms and conditions of this Agreement. Further, the MPCA and MDNR reserves the right to seek to enjoin violations of this Agreement and to exercise its emergency powers pursuant to Minn. Stat. § 116.11 (1998) in the event conditions or ACSC's conduct warrant such action. Nothing in this Agreement shall prevent the MPCA and MDNR from exercising these rights nor shall anything in this Agreement constitute a waiver of these rights.

    ACSC agrees to waive all claims it may now have, as of the effective date of this Agreement, under Minn. Stat. § 15.472 for fees and expenses arising out of matters leading up to and addressed in this Agreement.

     2. Repeat Violations.  Federal and state environmental programs establish harsher penalties for violations of environmental laws or rules that constitute repeat violations. In a proceeding by the MPCA or MDNR to resolve violations, if any, occurring after the date of this Agreement, the MPCA may rely on the violations alleged in Paragraph I.F. for the purpose of (1) characterizing such future violations as repeat violations, and (2) determining appropriate penalties for those future violations. In any proceeding, ACSC may dispute both the MPCA's characterization of any future violations as repeat violations and the appropriateness of any penalty determination by the MPCA, but shall not dispute the existence of the violations alleged in this Agreement. The MPCA agrees to identify which violations occurring after the effective date of this Agreement it alleges to be repeat violations and how the repeat nature of the violations affects the penalty amount for such later violations.

     3. Hold Harmless.  ACSC agrees to indemnify and save and hold the MPCA and the MDNR, their agents and employees, harmless from any and all claims or causes of action arising from or on account of acts or omissions of ACSC, their officers, employees, agents or contractors in carrying out the activities conducted pursuant to this Agreement; provided, however, ACSC shall not indemnify the MPCA or the MDNR nor save nor hold their employees and agents harmless from any claims or causes of action arising out of the acts or omissions of the MPCA, the MDNR, or their employees and agents. When ACSC is required to hold the MPCA or the MDNR harmless, ACSC shall have the right to participate in the defense against any claim or cause of action.

     4. Remedies of the Parties.  The terms of this Agreement shall be legally enforceable by any party in a court of competent jurisdiction and the parties retain the right to assert any legal, equitable, or administrative right of action or defense which may be available by law in any proceeding to implement or enforce the terms of this Agreement.

     5. Liability and Obligation.  Except as specifically set forth in paragraph II.C.1. of this Agreement, this Agreement shall not release ACSC from any liability or obligation imposed by Minnesota statutes, rules, permits or local ordinances now in effect or which may be adopted in the future.

     6. MPCA Monitoring.  ACSC shall allow the MPCA or any authorized member, employee or agent thereof, upon presentation of credentials, access at reasonable times to ACSC property and facilities to obtain such information and documentation as authorized by Minn. Stat. §§ 116.091 and 115.04 (1998) which are relevant to making a determination that ACSC is in compliance with the terms of this Agreement. MPCA representatives entering upon ACSC properties or into ACSC facilities agree to comply with all company health and safety rules applicable to those properties or facilities, such as the wearing of eyeguards and hardhats.

     7. Emergency Powers.  Nothing in this Agreement shall prevent the MPCA from exercising its emergency powers pursuant to Minn. Stat. § 116.11 (1998) in the event conditions warranting such action shall arise.

     8. Successors.  This Agreement shall be binding upon ACSC and its successors and assigns, upon the MDNR and its successors and assigns, and upon the MPCA and its successors and assigns.

     9. Continuing ACSC Obligation.  Should ACSC sell or otherwise convey or assign any of its rights, title or interest in the facilities or sites described in paragraph I.E.1 of this Agreement, such sale or other conveyance shall not release ACSC from any obligation imposed by this Agreement, unless the party to whom the right, title or interest was transferred or assigned agrees in writing to the terms of this Agreement and to fulfill the obligations of this Agreement and the MPCA approves such transfer or assignment. The MPCA's approval of any such transfer or assignment shall not be unreasonably withheld.

    10. Amendments.  This Agreement may be amended at any time by written agreement of the parties.

    11. Claims.  Nothing contained in this Agreement shall constitute a waiver by the MPCA or MDNR of any governmental immunity afforded by law, nor shall anything in this Agreement constitute a waiver or release by ACSC of any claims it may have against any party.

    12. Duty to Inform.  Upon the discovery of any errors in any statement, representation or certification in any record, report, or other document filed or required to be submitted to the MPCA or made by the MPCA about ACSC and its operations, the parties shall immediately report these errors to the other parties.

    13. Resolution of Disputes.  The parties to this Agreement shall attempt to resolve disputes regarding the meaning of any part of this Agreement through an exchange of correspondence. If a dispute cannot be informally resolved with forty (40) days after one party notifies the other party of a dispute, the MPCA Commissioner shall issue a ruling on the disputed issue. Following issuance of this ruling, ACSC shall have 30 days in which to file a complaint seeking a declaratory judgment resolving the issue in dispute. If ACSC does not file a complaint in 30 days, ACSC agrees to comply with the MPCA Commissioner's interpretation of the disputed portions of this Agreement. Throughout any dispute resolution process, ACSC shall comply with all portions of this Agreement that the MPCA Commissioner determines are not in dispute.

    14. Effective Date.  This Agreement shall be effective upon the date it is signed by the MPCA Commissioner.

    15. Termination.  This Agreement shall terminate upon receipt by ACSC of written notice from the MPCA Commissioner that the Commissioner has determined that the requirements of this Agreement have been satisfactorily completed. ACSC may request that the Commissioner terminate this Agreement under this paragraph and may challenge, under paragraph 13, any decision of the Commissioner to continue this Agreement in effect.

    16. Extension of Schedules.  ACSC may request an extension of time to complete any requirement set forth in Part II.B. by submitting that request in writing before the date on which the applicable requirement must be completed and by specifying the reason(s) why the extension is needed. A requested extension shall not be effective until approved by the MPCA, and the MPCA shall not unreasonably delay the review of or deny requests for extensions. The MPCA shall grant an extension, for such time as reasonable under the circumstances, if the request for the extension is timely and good cause exists for granting the extension. "Good Cause" includes, but is not limited to the following:

  a.
  Circumstances beyond the reasonable control of ACSC;

  b.
  Delays caused by the MPCA in reviewing submittals required by this Agreement which make it not feasible for ACSC to meet the required schedule; and

  c.
  Review resulting from the good faith invocation by ACSC of the resolution of disputes provisions of paragraph 13 of this Agreement, which review results in delays in implementation of this Agreement making it not feasible for ACSC to meet the required schedule.

ACSC may challenge, under paragraph 13 of this Agreement, the reasonableness of a decision by the MPCA to deny a request for an extension.

    BY THEIR SIGNATURES BELOW, THE UNDERSIGNED REPRESENT THAT THEY HAVE AUTHORITY TO BIND THE PARTIES THEY REPRESENT, THEIR AGENTS AND CONTRACTORS.

AMERICAN CRYSTAL SUGAR COMPANY East Grant Forks, Minnesota
BY: /s/ James J. Horvath James J. Horvath, Chief Executive Officer
Dated this 17 day of March, 2000
MINNESOTA DEPARTMENT OF NATURAL RESOURCES
St. Paul, Minnesota
BY: /s/ Allen Garber Allen Garber, Commissioner
Dated this 27 day of March, 2000
MINNESOTA POLLUTION CONTROL AGENCY St. Paul, Minnesota
BY: /s/ Gordon E. Wegwart Gordon E. Wegwart, P.E., Assistant Commissioner
Dated this 4th day of April, 2000

Attachment A

    1.1 Plan for the sampling, analysis, and field equipment calibration. In order to allow more flexibility in how samples will be taken and address storage management and land application schedules, a plan for sampling, analysis, and field equipment calibration must be prepared and submitted for MPCA review and approval within 60 days of attachment issuance. This plan must address the following at a minimum:

  a.
  A description of how samples will be collected to ensure representative samples of the industrial by-product(s) land applied are obtained, with sampling locations identified, and a sampling schedule that will be followed.

  b.
  A list of all parameters that will be analyzed, the frequency they will be analyzed, maximum holding times, and preservation methods that will be used.

  c.
  The laboratory methods used for analysis and reporting limits necessary (supplied by MPCA and/or lab).

  d.
  A schedule and detailed procedure which will be followed for calibration of field equipment to determine actual application rates of industrial by-products.

  e.
  Example of record keeping forms that will be used for sampling, analysis, and equipment calibration.

  f.
  Position of the person(s) responsible for sampling and calibration of field equipment.

2.  Soil Testing Requirements / Limits

    Soil testing must be conducted on each site that an industrial by-product is land applied before the site is used for the first time and each cropping year the site is used. A minimum of one composite sample per site is required. On sites, which are greater than 40 acres in size, a minimum of one composite sample is required per 40 acres of area. Soil samples must be collected and analyzed prior to industrial by-product application for the parameters listed in Table 3. If any limits in Table 3 are exceeded, the site shall not be used for land application.

Table 3. Soil analysis requirements and associated limits.

Parameter	Units	Sample Type	Limit
Soil Texture	USDA	Composite(1)	NA
PH	Standard units	Composite(1)	NA
Organic Matter	Percent	Composite(1)	NA
Exchangeable Phosphorous	ppm	Composite(1)	200(2)
Extractable Potassium	ppm	Composite(1)	NA
Soluble Salts	mmhos/cm	Composite(1)	4

(1)
The composite shall consist of a mixture of 15-20 sub-samples taken in the plow layer.

(2)
The soil test method used for this determination is the Bray P-1 test.

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    3.3. The separation distances in Table 6 shall be maintained on all land application sites.

Table 6. Minimum separation distances from the land application site.

		Separation Distances in Feet
Feature		Surface Applied	Incorporated Within 48 Hours	Injected
Private drinking water supply wells		200	200	200
Public drinking water supply wells		1000	1000	1000
Down gradient lakes, rivers, streams, type 3, 4, and 5 wetlands, intermittent streams, or tile inlets connected to these surface water features(1), and sinkholes	Slope 0% to 6% Slope 6% to 12% Winter (0% to 2%)	300 Not Allowed 600	50 100 Not Applicable	50 100 Not Applicable
Grassed Water Ways(2)	Slope 0% to 6% Slope 6% to 12%	100 Not Allowed	33 33	33 33

(1)
Intermittent stream means a drainage channel with definable banks that provides for runoff flow to any of the surface waters listed in the above table during snow melt or rainfall events.

(2)
Grassed waterways are natural or constructed and seeded to grass as protection against erosion. Separation distances are from the centerline of grassed waterways. For a grassed waterway which is wider than the separation distances required, application is allowed to the edge of the grass strip.

    3.4 In addition to the separation distances required by Table 7, the additional separation distances in Table 8 must be maintained from the application site for Type 3 Industrial By-Products.

Table 7.  Additional minimum separation distances from application sites for Type 3 Industrial By-Products.

Feature	Surface Applied	Incorporated Within 48 Hours	Injected
Residences(1)	200 feet	200 feet	100 feet
Residential development(1)	600 feet	600 feet	300 feet
Public contact site	600 feet	600 feet	300 feet

(1)
This distance may be reduced with written permission from all persons responsible for residential developments, places of recreation, and all persons inhabiting residence within the designated separation distance.

6.  End User Information

    For each site used for land application of an industrial by-product the end user must receive at a minimum the information necessary to meet the requirements of this attachment. This includes information such as actual nutrient application rates, any restrictions on the industrial by-product use, crop restrictions, etc. The end user must be provided with this information in writing as soon as possible and in no case more than 6 weeks after application has been completed. End users should take appropriate credits for all plant nutrients supplied by industrial and municipal by-products, manure, and fertilizers so that maximum allowable application rates are not exceeded.

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7.  Site Management, Limitations, and Restrictions

7.1.  Nitrogen supplying industrial by-products.

    The requirements in 7.1.a through c of this section are only applicable to industrial by-products that supply 25 pounds per acre or more of available nitrogen to any site during a cropping year. This section does not apply to Tare 2 materials.

a.
Total available nitrogen.  The total quantity of nitrogen available for crop uptake during the cropping year will be the sum of available organic nitrogen, ammonia nitrogen, and nitrate nitrogen as determined in items 1), 2), and 3) that follow.

1)
Available organic nitrogen - The available organic nitrogen shall be determined by one of the methods in items a), b), or c) that follow.

a)
The total quantity of organic nitrogen present in the industrial by-product will be considered 100 percent available during the cropping year it is applied (see attachment for calculations).

b)
The total quantity of potentially mineralizeable nitrogen will be considered to be 100 percent available during the cropping year it is applied. The potentially mineralizeable nitrogen is determined by conducting a laboratory incubation study.

c)
The total quantity of organic nitrogen available will be the total quantity of organic nitrogen mineralized in the cropping year it is applied and any organic nitrogen mineralized from previous years' applications (carry over nitrogen) as determined by conducting a field mineralization study. The field mineralization study will determine the rate and quantity of organic nitrogen mineralized during the cropping year it is applied and the

7.2.  Maximum Application Rates for Specific Industrial By-Products.

a.
The maximum application rate allowed for Tare 1, Beet Piling Site Cleanup, Weeds, Spoiled Beets, Off-Specification Beet Pulp, and Stormwater Sediment is 100 tons per acre. This rate cannot cause other application rate limits within this attachment to be exceeded.

b.
The maximum application rate allowed for Tare 2 materials is 6 inches per acre per year. This application rate may be increased with MPCA written approval. In order to obtain this approval, American Crystal Sugar shall submit a plan for evaluating the effects the increased application rates have on the environment and the soils where applied. This plan must be reviewed and approved by the MPCA in writing prior to conducting the evaluation. Once results of the evaluation are completed, American Crystal Sugar shall submit a summary of the evaluation and a request for changing the maximum application rate allowed if justified by the evaluation. Written MPCA approval must be obtained prior to increasing application rates for the Tare 2 materials.

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I. Recitals
II. AGREEMENT
Attachment A